Exhibit 10.22
STOCK APPRECIATION RIGHT AGREEMENT
MARRIOTT VACATIONS WORLDWIDE CORPORATION
2020 EQUITY INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) is made on <<GRANT DATE>> (the “Grant Date”) by MARRIOTT VACATIONS WORLDWIDE CORPORATION (the “Company”) and <<PARTICIPANT NAME>> (“Employee”).

WITNESSETH:

WHEREAS, the Company maintains the Marriott Vacations Worldwide Corporation 2020 Equity Incentive Plan, as it may be amended from time to time (the “Plan”); and

WHEREAS, the Company wishes to award to designated employees certain Stock Appreciation Right awards as provided in Article 6 of the Plan (“SARs” or “Awards”); and

WHEREAS, Employee has been approved by the Compensation Policy Committee (including any delegate thereof, the “Committee”) of the Company’s Board of Directors (the “Board”) to receive an award of SARs under the Plan;

NOW, THEREFORE, it is agreed as follows:

1. Prospectus. Employee has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan dated << DATE>> which contains, among other things, a detailed description of the SAR award provisions of the Plan. Employee further acknowledges that Employee has read the Prospectus and this Agreement, and that Employee understands the provisions thereof.

2. Interpretation. The provisions of the Plan are incorporated herein by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.

3. Grant of SARs. The Company hereby grants to Employee as of the Grant Date SARs on <<QTY GRANTED>> shares of the Company’s Common Stock (the “SAR Shares”), subject to the terms and conditions of the Plan, Employee’s acceptance of this Agreement and satisfaction of the tax provisions of any policy of the Company regarding international assignments, if applicable. Under this Agreement, upon satisfying the conditions for exercising SARs as set forth in paragraphs 5 and 6 below, Employee shall receive a number of shares of Common Stock of the Company having a Fair Market Value equal to the number of SAR Shares that are being exercised under such SARs multiplied by the quotient of (a) the Final Value minus the Base Value, divided by (b) the Final Value. Any fractional share of Common Stock resulting from such calculation shall be rounded to the nearest whole share.

4. Base Value and Final Value. Subject to paragraph 13 hereof, the Base Value per share of the SAR Shares is <<GRANT PRICE>> and the Final Value is the Fair Market Value of a share of Common Stock of the Company as of the date the SARs are exercised.

5. Waiting Period and Exercise Dates. The SAR Shares may not be exercised during the one-year period following the Grant Date (the “waiting period”). Following the waiting period, the SAR Shares may be exercised in accordance with the following schedule: twenty-five percent (25%) of the SAR Shares commencing on each of the four (4) anniversaries of the Grant Date, provided that if the application of the foregoing exercise schedule would cause a fractional SAR Share to become exercisable, then the Committee shall determine how to reallocate such fractional SAR Share so that only whole SAR Shares shall become exercisable. To the extent that the SARs are not exercised by Employee when they become initially exercisable, the SARs shall not expire but shall be carried forward and shall be exercisable at any time thereafter; provided, however, that the SARs shall not be exercisable after the expiration of ten (10) years from the Grant Date or sooner as set forth in paragraph 9, if applicable. Exercise of the SARs shall not be dependent upon the prior or sequential exercise of any other SARs heretofore granted to Employee by the Company.

6. Method of Exercising SARs. To exercise the SARs, the person entitled to exercise the SARs must provide a signed written notice or the equivalent to the Company or its designee, as prescribed in the administrative procedures of the Plan, stating the number of SAR Shares with respect to which the SARs are being exercised. The SARs may be exercised by (a) making provision for the satisfaction of the applicable withholding taxes pursuant to procedures specified by the Committee, and (b) an undertaking to furnish and execute such documents as the Company deems necessary (i) to evidence such exercise, and (ii) to determine whether registration is then required to comply with the Securities Act of 1933 or any other law. Upon satisfying the conditions for exercise including the provision for the satisfaction of the withholding taxes, the Company shall transfer a number of Common Shares calculated according to paragraph 3 to an individual brokerage account (the “Account”) established and maintained

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in Employee’s name. The exercise of the SARs may be made by any other means that the Committee determines to be consistent with the Plan’s purpose and applicable law.

7. Conditions of Exercise. As a condition of exercising any SARs hereunder and receiving the Common Shares in accordance with paragraphs 5 and 6 above, Employee shall meet all of the following conditions during the entire period from the Grant Date through the date of exercise:

(a) Except as otherwise provided herein, Employee must continue to be an active employee of the Company or any Subsidiary (“Continuous Employment”). For purposes of this Award, Employee shall be deemed to no longer be in Continuous Employment as of the first day following a continuous leave of absence for a period of twelve months (other than a leave of absence approved by the Board of Directors or the Committee);

(b) Employee must refrain from Engaging in Competition (as defined in Section 2.17 of the Plan) without first having obtained the written consent thereto from the Company (“Non-competition”); and

(c) Employee must refrain from committing any criminal offense or malicious tort relating to or against the Company or any Subsidiary or, as determined by the Committee in its discretion, engaging in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s or a Subsidiary’s operations, financial condition or business reputation. (“No Improper Conduct”). The Company’s determination as to whether or not particular conduct constitutes Improper Conduct shall be conclusive.

If Employee should fail to meet the requirements relating to (i) Continuous Employment, (ii) Non-competition, or (iii) No Improper Conduct, then Employee shall forfeit the right to exercise any SARs that have not already been exercised as of the time such failure is determined, and Employee shall accordingly forfeit the right to receive the transfer of title to any corresponding Common Shares. The forfeiture of rights with respect to unexercised SARs (and corresponding Common Shares) shall not affect the rights of Employee with respect to any SARs that have already been exercised nor with respect to any Common Shares the title of which has already been transferred to the Account.

8. Rights as a Shareholder. Employee shall have no rights as a shareholder with respect to any SAR Shares covered by the SARs granted hereby until the date the corresponding Common Shares are transferred to the Account as described in paragraph 6. No adjustment shall be made for dividends or other rights for which the record date is prior to such date.

9. Non-Assignability. The SARs shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution. During Employee’s lifetime, the SARs may be exercised only by Employee or, in the event of incompetence, by Employee’s legally appointed guardian.

10. Effect of Termination of Employment or Death.

(a) If Employee’s Continuous Employment is terminated for any reason other than those specified in (b) or (c) below, Employee shall immediately forfeit all of the SARs which are unexercisable and, provided that Employee continues to meet the requirements related to Non-competition and No Improper Conduct, any SARs which were otherwise exercisable on such date shall expire at the earlier of (i) the expiration of the SARs in accordance with the term for which the SARs were granted, or (ii) three months from the date on which Employee’s Continuous Service terminated.

(b) In the event Employee’s Continuous Employment is terminated on account of Employee’s Retirement (as defined below), and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such Retirement, then all the SAR Shares shall continue to become exercisable in accordance with the schedule set forth in Paragraph 5, except that if the Grant Date is less than one year before the date Employee retires then the portion of the SARs equal to the number of SARs granted hereunder multiplied by the ratio of (a) the number of days between the Grant Date and the retirement date inclusive, over (b) the number of days in the twelve (12) month period following the Grant Date shall immediately be forfeited upon Employee’s termination. Provided that Employee continues to meet the requirements of Non-competition and No Improper Conduct, all of the SARs that remain outstanding shall expire at the sooner to occur of (i) the expiration of such SARs in accordance with their original term, and (ii) the expiration of five years from the date of retirement. For purposes of this Agreement, “Retirement” shall mean termination of employment on account of Disability (as defined in Section 2.14 of the Plan) or by retiring with the specific approval of the Committee on or after such date on which Employee has attained age 55 and completed ten (10) Years of Service. If the Committee subsequently determines, in its sole discretion, that Employee has violated the Non-competition or No Improper Conduct requirement, then Employee shall have ninety (90) days from the date of such finding within which to exercise any SARs or portions thereof which are exercisable on such date, and any SARs or portions thereof which are not exercised within such ninety (90) day period shall expire and any SARs or portion thereof which are not exercisable on such date shall be cancelled on such date.

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(c) In the event of the death of Employee during the three (3) month period following termination of Continuous Employment other than due to Retirement, the SARs shall be exercisable by Employee’s personal representative, heirs or legatees to the same extent and during the same period that Employee could have exercised the SARs if Employee had not died. In the event the Employee’s Continuous Employment is terminated due to death, or if Employee dies after Retirement, the SARs shall be exercisable in their entirety by Employee’s personal representatives, heirs or legatees at any time prior to the expiration of one year from the date of the death of Employee, but in no event after the term for which the SARs were granted or before the waiting period has elapsed.

(d) In the event Employee’s employment or service with the Company and its Subsidiaries terminates as the result of a Divestiture, defined as either (i) the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business, for which the participant works, to an unrelated corporation or entity and which results in the participant ceasing to be employed by the Company or a Subsidiary or (ii) the disposition by the Company of its equity interest in a Subsidiary that employs the participant to an unrelated individual or entity (which, for the avoidance of doubt, excludes a spin-off or split-off or similar transaction), provided that such Subsidiary ceases to be controlled by the Company as a result of such disposition. then:
(i) All unvested or unexercisable SARs shall be deemed fully vested and exercisable as of the Divestiture, and shall remain outstanding until the earlier of the end of their original term and twelve months following the Divestiture;
(ii) All unvested RSUs shall be deemed fully vested as of the Divestiture, but shall be settled (in shares of the Company’s common stock or cash, as provided for in the participant’s award agreement) at the same time(s) the RSUs would otherwise have been settled had no Divestiture occurred and the participant remained in the employment or service of the Company through the applicable vesting and payment dates under the award. Notwithstanding the foregoing, in lieu of the foregoing, the Company may, in its discretion, “terminate and liquidate” the RSUs in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix) (provided that the Divestiture would be a “change in control event” with respect to the participant’s employer under Treas. Reg. Section 1.409A-3(i)(5) pursuant to an irrevocable action taken within 30 days preceding or 12 months following the Divestiture, provided that the Company (i) terminates and liquidates all plans and agreements that are treated as being aggregated with the RSUs under Treas. Reg. Section 1.409A-1(c)(2) with respect to all divested participants, (ii) settles the RSUs within 12 months of the date the Company takes such irrevocable action, and (iii) otherwise complies with the requirements of Code Section 409A. The Chief Executive Officer of the Company shall have the authority to exercise the Company’s discretion to terminate and liquidate the RSUs, provided that if any divested participant is an executive officer of the Company, then only the Committee shall have such authority.
(iii) All unvested PSUs for which the performance period has not been completed as of the Divestiture shall be deemed vested upon the Divestiture assuming target performance goals were achieved, and unvested PSUs for which the performance period has been completed as of the Divestiture shall vest upon the Divestiture based on actual performance results, and all such PSUs shall be settled (in shares of the Company’s common stock or cash, as provided for in the participant’s award agreement) as soon as reasonably practicable following the Divestiture.

11. Non-Solicitation. In consideration of good and valuable consideration in the form of the SARs granted herein to which Employee is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, and in recognition of the Company’s and its Subsidiary’s legitimate purpose of avoiding for limited times competition from persons whom the Company or its Subsidiary has trained and/or given experience, Employee agrees that during the period beginning on the Grant Date and ending one year following Employee’s termination of employment with the Company and its Subsidiaries, whether such termination of employment is voluntary or involuntary or with or without cause, Employee will not, on Employee’s own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly contact, solicit or induce (or attempt to solicit or induce) any employee of the Company or any Subsidiary with whom Employee had material contact during Employee’s employment to leave their employment with the Company or Subsidiary, or consider employment with any other person or entity. Employee and the Company agree that any breach by Employee of the non-solicitation obligation under this paragraph will cause the Company or the relevant Subsidiary immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of such breach, in addition to any other remedies it may have at law or in equity, the Company shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other form of equitable relief. This provision is not a waiver of any other rights that the Company or any Subsidiary may have under this Agreement, including the right to receive money damages.

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12. Consent. By executing this Agreement, Employee consents to the collection, maintenance and processing of Employee’s personal information (such as Employee’s name, home address, home telephone number and email address, social security number, assets and income information, birth date, hire date, termination date, other employment information, citizenship, marital status) by the Company or a Subsidiary and the Company’s service providers for the purposes of (i) administering the Plan (including ensuring that the conditions of transfer are satisfied from the Grant Date through the Exercise Date), (ii) providing Employee with services in connection with Employee’s participation in the Plan, (iii) meeting legal and regulatory requirements and (iv) for any other purpose to which Employee may consent (“Permitted Purposes”). Employee’s personal information will not be processed for longer than is necessary for such Permitted Purposes. Employee’s personal information is collected from the following sources:
(a)from this Agreement, investor questionnaires or other forms that Employee submits to the Company or a Subsidiary or contracts that Employee enters into with the Company or a Subsidiary;
(b)from Employee’s transactions with the Company, the Company’s affiliates and service providers;
(c)from Employee’s employment records with the Company or a Subsidiary; and
(d)from meetings, telephone conversations and other communications with Employee.

In addition, Employee further consents to the Company or a Subsidiary disclosing Employee’s personal information to the Company’s third party service providers and affiliates and other entities in connection with the services the Company provides related to Employee’s participation in the Plan, including:
(a) financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan
(b) other service providers to the Plan, such as accounting, legal, or tax preparation services;
(c) regulatory authorities; and
(d) transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.

Where Employee’s personal information is provided to such third parties, the Company requires (to the extent permitted by applicable law) that such parties agree to process Employee’s personal information in accordance with the Company’s instructions.

Employee’s personal information is maintained on the Company’s or a Subsidiary’s networks and the networks of the Company’s service providers, which may be in the United States or other countries other than the country in which this Award was granted. Employee acknowledges and agrees that the transfer of Employee’s personal information to the United States or other countries other than the country in which this Award was granted is necessary for the Permitted Purposes. To the extent (if any) that the provisions of the European Union’s Data Protection Directive (Directive 95/46/EC of the European Parliament and of the Council) and/or applicable national legislation derived from such Directive apply, then by executing this Agreement Employee expressly consents to the transfer of Employee’s personal information outside of the European Economic Area. Employee may access Employee’s personal information to verify its accuracy, update Employee’s personal information and/or request a copy of Employee’s personal information by contacting Employee’s local Human Resources representative. Employee may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials. By accepting the terms of this Agreement, Employee further agrees to the same terms with respect to other Awards Employee received in any prior year under the Plan.

12. No Additional Rights. Benefits under the Plan are not guaranteed. The grant of this Award is a one-time benefit and does not create any contractual or other right or claim to any future grants of Awards under the Plan, nor does a grant of Awards guarantee future participation in the Plan. The value of Employee’s Awards is an extraordinary item outside the scope of Employee’s employment contract, if any. Employee’s Awards are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of- service payments, bonuses, long-term service awards, pension or retirement benefits (except as otherwise provided by the terms of any U.S.-qualified retirement or pension plan maintained by the Company or any of its subsidiaries), or similar payments. By accepting the terms of this Agreement, Employee further agrees to these same terms and conditions with respect to any other Awards Employee received in any prior year under the Plan.

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13. Recapitalization, Reorganization, Unusual Events. Certain events affecting the Common Shares of the Company and mergers, consolidations and reorganizations affecting the Company may affect the number or type of securities deliverable upon exercise of the SARs or limit the remaining term over which the SARs may be exercised, as set forth in Section 4.2 of the Plan. The Committee may make adjustments to this award of SARs due to the occurrence of unusual or unforeseeable circumstances as set forth in Section 14.2 of the Plan.

14. General Restriction. In accordance with the terms of the Plan, the Company may limit or suspend the exercisability of the SARs or the purchase or issuance of SAR Shares thereunder under certain circumstances. Any delay caused thereby shall in no way affect the date of termination of the SARs.

15. Amendment of this Agreement. The Board of Directors may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the SARs shall adversely affect in any material way the SARs without the written consent of Employee unless otherwise permitted by Article 14 of the Plan. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to the scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed and reformed by the appropriate judicial body by limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law.

16. Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at 6649 Westwood Boulevard, Orlando, Florida 32821, addressed to the attention of the Vice President, Global Talent Management, and if to Employee, may be delivered personally or mailed to Employee at his or her address on the records of the Company.

17. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Paragraph 10(c) above and the provisions of the Plan, to the personal representatives, legatees and heirs of Employee.

18. No Effect on Employment. This agreement is not a contract of employment or otherwise a limitation on the right of the Company to terminate the employment of Employee or to increase or decrease Employee’s compensation from the rate of compensation in existence at the time this Agreement is executed.

19. Additional (Non-U.S.) Terms and Conditions. SARs awarded under this Agreement shall be subject to additional terms and conditions, as applicable, set forth in the Company’s Policies for Global Compliance of Equity Compensation Awards, which are attached in the Appendix hereto and shall be incorporated herein fully by reference.

20. Clawback Policy. SARs awarded under this Agreement, as well as any Common Stock issued with respect to such SARs, shall be subject to the Clawback Policy adopted by the Committee on February 13, 2014, and any successor policy thereto, to the extent that at any relevant time Employee is subject to such policy in accordance with its terms.

IN WITNESS WHEREOF, MARRIOTT VACATIONS WORLDWIDE CORPORATION has caused this Agreement to be signed by its Executive Vice President, Chief Human Resources Officer, effective as of the Award Date.

MARRIOTT VACATIONS WORLDWIDE CORPORATION	EMPLOYEE

<<PARTICIPANT NAME>>

Executive Vice President, Chief Human Resources Officer	Signed Electronically

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MARRIOTT VACATIONS WORLDWIDE CORPORATION
POLICIES FOR GLOBAL COMPLIANCE OF EQUITY COMPENSATION AWARDS

This document (the “Policies”) sets forth policies of Marriott Vacations Worldwide Corporation (“MVW”) for the administration of equity compensation awards (the “Awards”) granted to employees (the “Employees”) of MVW and its subsidiaries (together, the “Company”) under the Marriott Vacations Worldwide Corporation 2020 Equity Incentive Plan (the “Plan”). The Policies apply to certain Employees who have received or held Awards under the Plan while working for the Company outside of the United States.

The Policies, as may be amended by the Company from time to time for changes in law, are an integral part of the terms of each agreement (the “Agreement”) under which Awards are granted to Employees under the Plan. As such, the Policies set forth additional requirements or conditions in the non- U.S. jurisdictions indicated below that certain Employees must satisfy to receive the intended benefits under their Awards. These requirements or conditions are established to ensure that the Company and the Employees comply with applicable legal requirements pertaining to the Awards in those jurisdictions. In addition, the Policies are established to assist the Employees in complying with other legal requirements which may not implicate the Company. These requirements, some carrying civil or criminal penalties for noncompliance, may apply with respect to Employees’ Awards or shares of MVW stock obtained pursuant to the Awards because of such Employees’ presence (which may or may not require citizenship or legal residency) in a particular jurisdiction at some time during the term of the Awards.

Legal requirements are often complex and may change frequently. Therefore, the Policies provide general information only and may not be relied upon by Employees as their only source of information relating to the consequences of participation in the Plan, nor may they serve as the basis for recovery against the Company for financial or other penalties incurred by Employees as a result of their noncompliance. Employees should seek appropriate professional advice as to how the relevant laws may apply to them individually.

Certain capitalized terms used but not defined in the Policies have the meanings set forth in the Plan or in the Agreements. To the extent the Policies appear to conflict with the terms of the Plan or the Agreements, the Plan and the Agreement shall control.

COUNTRY-SPECIF1C POLICIES

[To be added if applicable]